UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZOSANO PHARMA CORPORATION

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ZOSANO PHARMA CORPORATION

34790 Ardentech Court

Fremont, California 94555

SUPPLEMENT TO PROXY STATEMENT FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (the “Supplement”), dated May 25, 2021, supplements the proxy statement (the “Proxy Statement”) filed by Zosano Pharma Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 28, 2021, relating to the proxies being solicited by the Board of Directors (the “Board”) of the Company for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on June 10, 2021 at 8:30 a.m. Pacific Time.

The primary purpose of this Supplement is to provide subsequent information relating to recent changes in the Board composition. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Certain information included in the section titled “Proposal 1—Election of Directors” in the Proxy Statement is replaced with the following:

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the Annual Meeting is the election of Linda Grais M.D., J.D. and Steven Lo to serve as Class I directors.

Our Board of Directors is divided into three classes:

•	Linda Grais M.D., J.D., Steven Lo and John P. Walker are Class I directors whose terms end at this year’s annual meeting of stockholders;

•	Steven A. Elms, Kenneth R. Greathouse and Kathy McGee are Class II directors whose terms end at our annual meeting of stockholders in 2022; and

•	Joseph “Jay” P. Hagan and Kleanthis G. Xanthopoulos, Ph.D. are Class III directors whose terms end at our annual meeting of stockholders in 2023.

On March 8, 2021, John P. Walker delivered notice of his intention to retire from the Board of Directors effective as of, and not stand for reelection at, the upcoming annual meeting of stockholders. On April 23, 2021, Steven Lo resigned as a Class III director, and on April 27, 2021, the Board of Directors appointed Mr. Lo as a Class I director, the resignation and appointment to be effective as of immediately prior to the 2021 Annual Meeting of Stockholders, in order to allocate directors among classes in as nearly equal number as possible. On May 24, 2021, the Board appointed Ms. McGee as a Class II director. At each annual meeting of stockholders, a Class of directors is elected for a three-year term to succeed the directors of the same Class whose terms are then expiring. The term of the Class I directors elected at our 2021 Annual Meeting of Stockholders will begin at the meeting and end at our 2024 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.

The following table sets forth certain information as of April 15, 2021 regarding our Class I directors who have been nominated for election, and each other director who will continue in office following the 2021 Annual Meeting of Stockholders.

Name	Age	Position(s)
Class I Director Nominees
Linda Grais M.D., J.D. (1) (3)	64	Director, Nominating and Corporate Governance Committee Chair
Steven Lo	54	President, Chief Executive Officer and Director
Continuing Directors
Steven A. Elms (2) (3)	57	Director
Kenneth R. Greathouse (2) (3)	68	Director
Joseph “Jay” P. Hagan (1)	52	Director, Audit Committee Chair
Kathy McGee (1)	55	Director
Kleanthis G. Xanthopoulos, Ph.D. (2)	63	Director, Compensation Committee Chair
Retiring Director
John P. Walker	72	Chairman of the Board of Directors

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Class I Director Nominees

Linda Grais has served as a member of our Board of Directors since January 2019. She currently serves on the Board of Directors of Arca Biopharma and Corvus Pharmaceuticals, both publicly-held biopharmaceutical companies, PRA Health Sciences, a publicly-held contract research organization and Deerfield Healthcare Technology Acquisition Corporation, a publicly-held special purpose acquisition company. From 2012 to 2017, Dr. Grais was President, Chief Executive Officer, and a member of the Board of Directors of Ocera Therapeutics, Inc., a biopharmaceutical company, which was acquired by Mallinckrodt, a pharmaceutical company, in 2017. Prior to her employment by Ocera, Dr. Grais served as a Managing Member at InterWest Partners, a venture capital firm, from 2005 until 2011, investing in biotechnology and medical device companies. From July 1998 to July 2003, Dr. Grais was a founder and executive vice president of SGX Pharmaceuticals Inc., a drug discovery company, which was acquired by Eli Lilly & Co., a pharmaceutical company, in 2008. Prior to that, she worked as an attorney at Wilson Sonsini Goodrich & Rosati, where she represented Life Science companies. Before practicing law, Dr. Grais worked as an assistant clinical professor of Internal Medicine and Critical Care at the University of California, San Francisco. Dr. Grais received a B.A. from Yale University, an M.D. from Yale Medical School and a J.D. from Stanford Law School. We believe that Dr. Grais’s extensive experience in the biopharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies her to serve as a member of our Board of Directors.

Steven Lo has served as our President and Chief Executive Officer and as a member of our Board of Directors since October 2019. Previously, from September 2015 to October 2019, Mr. Lo served as Chief Commercial Officer of Puma Biotechnology, Inc., a publicly-held biopharmaceutical company. Prior to joining Puma, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated, a publicly-held pharmaceutical company, from September 2010 to September 2015, including Senior Vice President, Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, Franchise Head, Endocrinology and Senior Director of Managed Care. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California. We believe that Mr. Lo’s perspective as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.

Continuing Directors

Steven A. Elms has served as a member of our Board of Directors since May 2018. He currently serves as a Managing Partner of Aisling Capital LLC/Aisling Capital Management LP (Aisling), a private equity firm. He joined Aisling in 2000 from the life sciences investment banking group of Chase H&Q (formerly Hambrecht and Quist Group Inc.) where he was a principal. Mr. Elms has served on the Board of Directors of the publicly-held companies ADMA Biologics, Inc., a commercial biopharmaceutical company, since July 2007 and Marker Therapeutics, Inc., a biotechnology company, since August 2019. Previously, Mr. Elms served on the Board of Directors of Loxo Oncology from 2013 to 2019, Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received a B.A. in Human Biology from Stanford University and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Elms’s extensive financial services background and experience in the pharmaceutical and healthcare industries equip him to serve on our Board of Directors.

Kenneth R. Greathouse has served as a member of our Board of Directors since October 2017. Mr. Greathouse co-founded and has served as President of Argent Development Group since 2004, co-founded and has served as Chief Executive Officer of Melbourne Laboratories since 2012, co-founded and has served as Chief Executive Officer of Valcrest Pharmaceuticals since 2015 and co-founded and has served as Chief Executive Officer of Hesperian BioPharma since 2015. Mr. Greathouse has served as a member of the Board of Directors of Grove Sleep Holdings since 2009 and as a member of the Board of Directors of Optime Care since 2020. Mr. Greathouse received a B.S. from the University of California, Berkeley. We believe that Mr. Greathouse’s extensive experience in the pharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies him to serve as a member of our Board of Directors.

Joseph “Jay” P. Hagan has served as a member of our Board of Directors since May 2015. Mr. Hagan has served as Chief Executive Officer of Regulus Therapeutics Inc., a publicly-held clinical-stage biopharmaceutical company, since May 2017. Previously, he served as Regulus’s Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer since January 2016. From 2011 to December 2015, Mr. Hagan served as Orexigen Therapeutics, Inc.’s Chief Business & Financial Officer. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. Prior to Orexigen, Mr. Hagan worked at Amgen Inc., a publicly-held biopharmaceutical company, from September 1998 to April 2008, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures fund, Mr. Hagan was Head of Corporate Development at Amgen, leading such notable transactions as the acquisition of Immunex and Tularik and the spinouts of Novatrone and Relypsa, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advance Tissue Sciences. He has served as a member of the Board of Directors of Aurinia Pharmaceuticals, Inc., a publicly-held clinical stage biopharmaceutical company, since February 2018, and a member of the Board of Directors of Regulus since June 2017. Mr. Hagan received a B.S. in Physiology and Neuroscience from the University of California, San Diego and a M.B.A. from Northwestern University. We believe that Mr. Hagan’s education and professional background in science and business management, and his work as a senior executive in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Kathy McGee has served as a member of our Board of Directors since May 2021. She has served as Chief Operating Officer of AVITA Medical, Inc., a publicly-held regenerative medicine company, since December 2020. Prior to AVITA, she served as President of CnA Consulting Group, which focuses on providing specialized consulting services to the life sciences industry, from 2013 to May 2021. Prior to CnA Consulting, from 2011 to 2012, Ms. McGee was the Senior Vice President of West Coast Operations at Shire Pharmaceuticals Regenerative Medicine Division, formerly Advanced BioHealing, where she was a part of the leadership team responsible for manufacturing operations, strategic planning, capital expansion, and real estate. At Advanced BioHealing, Ms. McGee served as the Senior Vice President, Strategic Operations and General Manager from 2006 to 2011. She has also held senior operations leadership roles at Smith and Nephew plc from 2002 to 2006, a medical equipment manufacturing company and Advanced Tissue Sciences Inc. from 1992 to 2002. She received a B.S. in Chemistry and Mathematics and a Higher Diploma in Education from University College Galway (Ireland), and an M.A. in Management from Webster University. We believe that Ms. McGee’s extensive experience in the life sciences industry and executive and other leadership roles at pharmaceutical and biotechnology companies qualify her to serve as a member of our Board of Directors.

Kleanthis G. Xanthopoulos, Ph.D. has served as a member of our Board of Directors since April 2013. Dr. Xanthopoulos is a serial entrepreneur whose passion is building healthcare companies focused on innovation. Dr. Xanthopoulos has over two decades of experience in the biotechnology and pharmaceutical research industries as an executive, company founder, chief executive officer, investor and board member. He has founded five companies, introduced three life science companies to Nasdaq as a Chief Executive Officer, and financed and brokered numerous creative strategic alliance and partnership deals with large pharmaceutical partners. Dr. Xanthopoulos is currently the CEO of IRRAS AB, a commercial stage medical device and drug delivery company, Chairman of Stork Capital Life Sciences, which focuses on building and investing in innovative biotechnology companies, and Executive Chairman of Shoreline Biosciences, Inc., which is focused on immunotherapies using intelligently engineered iPSC-derived allogeneic cells. He served as Managing General Partner at Cerus DMCC, an investment firm, from August 2015 through 2020. Dr. Xanthopoulos served as President and Chief Executive Officer of Regulus Therapeutics Inc., a publicly-held clinical stage biopharmaceutical company, from the time of its formation in 2007 until June 2015. Prior to that, he was a managing director of Enterprise Partners Venture Capital. Dr. Xanthopoulos co-founded and served as President and Chief Executive Officer of Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from its inception in 2000 to 2006 and remained a Director until its acquisition by Roche in 2011. He was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals, Inc.) from 1997 to 2000. Dr. Xanthopoulos participated in The Human Genome Project as a Section Head of the National Human Genome Research Institute from 1995 to 1997. Prior to this, Dr. Xanthopoulos was an Associate Professor at the Karolinska Institute, in Stockholm, Sweden, after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, he was named the E&Y Entrepreneur of the year in 2006 in San Diego and the San Diego Business Journal’s Most Admired mid-size company CEO in 2013. Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden. Dr. Xanthopoulos is a member of the board of directors of IRRAS AB, Connect Biopharma, Chairman of the board of directors of Shoreline Biosciences, Inc. and is the co-founder and a member of the board of directors of privately held Sente Inc. Previously, he served on the boards of LDO sp.a. (Milan, Italy), Odyssey Therapeutics, Anadys Pharmaceuticals and Regulus Therapeutics. We believe that Dr. Xanthopoulos’s senior executive experience managing and developing a major biotechnology company and his extensive industry knowledge and leadership experience in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Retiring Director

John P. Walker has served as a member of our Board of Directors since May 2016. From August 2017 to October 2019, Mr. Walker served as our President and Chief Executive Officer, and he served as our Interim Chief Executive Officer from May 2017 to August 2017. Mr. Walker has served as Chairman of Vizuri Health Sciences, LLC since March 2016 and Chairman of the Boards of Propella Therapeutics Inc. and Vizuri Health Sciences Consumer Health Inc. since May 2020. He also previously served as a Managing Director of Four Oaks Partners, a life sciences transaction advisory firm, which he co-founded in March 2012, until January 2015. As part of his activities with Four Oaks Partners, Mr. Walker served as the Chairman and Interim Chief Executive Officer of Neuraltus Pharmaceuticals, Inc., a privately held biopharmaceutical company, until October 2013. From February 2009 until July 2010, Mr. Walker was the Chief Executive Officer at iPierian Inc., a company focused on the use of inducible stem cells for drug discovery. From 2006 until 2009, Mr. Walker served as the Chairman and Chief Executive Officer of Novacea, Inc., a pharmaceutical company that merged with Trancept Pharmaceuticals, Inc. in 2009. Since 2001, Mr. Walker, acting as a consultant, was Chairman and Interim Chief Executive Officer at Kai Pharmaceuticals, Guava Technologies, Centaur Pharmaceuticals, Inc., and Chairman and Chief Executive Officer of Bayhill Therapeutics. From 1993 until 2001, Mr. Walker was the Chairman and Chief Executive Officer of Arris Pharmaceuticals Corporation and its successor, Axys Pharmaceuticals Inc. Mr. Walker previously served on the Board of Directors of Geron Corporation and Evotec AG. Mr. Walker currently serves on the Board of Directors of Packard Children’s Health Alliance, and is a member of the Board of Trustees at the University of Puget Sound. Mr. Walker received a B.A. from the State University of New York at Buffalo and is a graduate of the Advance Executive Program at the Kellogg School of Management at Northwestern University. We believe Mr. Walker’s 40 years in the life sciences industry and his experience as Chairman and Chief Executive Officer of a number of development and commercial stage companies, including his prior service as our President and Chief Executive Officer, qualify him to serve as a member of our Board of Directors.

If for any reason either of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each of the nominees has consented to serve as a director if elected, and we currently have no reason to believe that a nominee will be unable to serve.

Directors are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. The nominees receiving the greatest number of votes “FOR” election will be elected as Class I directors. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DR. GRAIS AND MR. LO.

The sections titled “Information About Our Board of Directors and Management—Board Composition” and “Information About Our Board of Directors and Management—Board Committees” in the Proxy Statement are replaced with the following:

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our Board of Directors currently consists of eight members, and there are no contractual obligations regarding the election of our directors. Each of our directors holds office until the director’s successor has been elected and qualified or until the director’s earlier death, resignation or removal.

Our Certificate of Incorporation and our Bylaws provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the Board of Directors. Our Certificate of Incorporation and Bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an increase in the authorized number of directors constituting the Board of Directors, may be filled only by vote of a majority of our directors then in office.

In accordance with the terms of our Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with members of each Class serving staggered three-year terms, divided as follows:

•	the Class I directors are Dr. Grais, Mr. Lo and Mr. Walker, whose terms will expire at this year’s annual meeting of stockholders;

•	the Class II directors are Mr. Elms, Mr. Greathouse and Ms. McGee, whose terms will expire at our annual meeting of stockholders to be held in 2022; and

•	the Class III directors are Mr. Hagan and Dr. Xanthopoulos, whose terms will expire at our annual meeting of stockholders to be held in 2023.

Upon the expiration of the term of a Class of directors, directors in that Class are eligible, if nominated, to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

On March 8, 2021, Mr. Walker delivered notice of his intention to retire from the Board of Directors effective as of, and not stand for reelection at, this year’s annual meeting of stockholders. After the resignation of Mr. Walker, our Board of Directors will consist of seven members.

On April 23, 2021, Mr. Lo resigned as a Class III director and the Board of Directors appointed Mr. Lo as a Class I director, effective as of immediately prior to the 2021 Annual Meeting of Stockholders, in order to allocate directors among classes in as nearly equal number as possible.

On May 24, 2021, the Board appointed Ms. McGee as a Class II director.

Our common stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in the Nasdaq rules. Under the Nasdaq rules, a company’s Board of Directors must affirmatively determine whether or not each director qualifies as an “independent director.” A director will only qualify as an “independent director” if, in the opinion of the company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Elms, Dr. Grais, Mr. Greathouse, Mr. Hagan, Ms. McGee and Dr. Xanthopoulos is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, and that Mr. Lo, our President and Chief Executive Officer, and Mr. Walker, our former President and Chief Executive Officer, are not “independent directors.” In addition, the Board of Directors determined that each of Dr. Grais, Mr. Hagan and Ms. McGee is an “independent director” as defined under Rule 10A-3 under the Exchange Act. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of such directors, including the beneficial ownership of our capital stock by each non-employee director and by entities with which each non-employee director is associated.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees, which are the only standing committees of our Board of Directors, operates under a charter that has been approved by our Board of Directors. A current copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website, which is located at www.zosanopharma.com, under “Investors-Corporate Governance.”

Audit Committee. The current members of our Audit Committee are Dr. Grais, Mr. Hagan and Ms. McGee, with Mr. Hagan serving as the Chair of the Audit Committee. Mr. Greathouse served on the Audit Committee during the year ended December 31, 2021. On May 24, 2021, Ms. McGee was appointed to the Audit Committee and Mr. Greathouse rotated off of the Audit Committee. Our Board of Directors has determined that each of Dr. Grais, Mr. Greathouse, Mr. Hagan and Ms. McGee meets the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) under the Exchange Act. Each of the members of our Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The Board of Directors has also determined that Mr. Hagan qualifies as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC. The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related person transactions entered into by us.

The Audit Committee met in person or by telephone five times during fiscal year 2020.

Compensation Committee. The current members of our Compensation Committee are Mr. Elms, Mr. Greathouse and Dr. Xanthopoulos, each of whom is an independent director. Dr. Xanthopoulos serves as the Chair of the Compensation Committee.

The Compensation Committee:

•	approves the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the Board of Directors regarding benefit plans and programs for employee compensation;

•	oversees the administration and design of our 401(k) plan; and

•	administers our equity compensation plans.

Pursuant to our Amended and Restated 2014 Stock Option and Incentive Plan, as amended (the “2014 Plan”), our Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2014 Plan to new and promoted employees below specified levels of responsibility.

Since July 2015, our Compensation Committee has retained Radford, a national executive compensation consulting firm. Radford was engaged to assist in developing an appropriate peer group for executive pay benchmarking, assist the Compensation Committee in developing appropriate incentive plans for our executives and non-executive level employees and to provide the Compensation Committee with advice and ongoing recommendations regarding material compensation decisions. Radford reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Radford and has determined that Radford’s work does not raise a conflict of interest. The Compensation Committee also evaluated the independence of other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work does not raise any conflicts of interest.

The Compensation Committee met in person or by telephone three times during fiscal year 2020.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Mr. Elms, Dr. Grais and Mr. Greathouse. Dr. Grais is the Chair of the Nominating and Corporate Governance Committee. Each of Mr. Elms, Dr. Grais and Mr. Greathouse is an independent director.

The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become members of the Board of Directors;

•	recommends to the Board of Directors nominations of persons to be elected to the Board of Directors; and

•	advises the Board of Directors regarding appropriate corporate governance policies and assists the Board of Directors in achieving them.

The Nominating and Corporate Governance Committee met in person or by telephone two times during fiscal year 2020.

The section titled “Information About Common Stock Ownership— Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in the Proxy Statement is replaced with the following:

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 15, 2021 by:

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

As of April 15, 2021, based on a review of documents required to be filed with the SEC, we did not have any greater-than-5% stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 15, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California, 94555.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 106,728,371 shares of our common stock outstanding as of April 15, 2021.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned	Percentage
Directors, Named Executive Officers and Executive Officers:
Steven A. Elms (2)	2,760,976	2.6%
John P. Walker (3)	457,160	*
Steven Lo (4)	317,813	*
Donald Kellerman, Ph.D. (5)	119,585	*
Hayley Lewis (6)	118,469	*
Kenneth Greathouse (7)	57,520	*
Kleanthis Xanthopoulos, Ph.D. (8)	49,077	*
Joseph “Jay” P. Hagan (9)	47,170	*
Linda S. Grais (10)	37,604	*
Kathy McGee	—	—

Current Directors and Executive Officers as a Group (11 persons) (11)	4,032,666	3.7%

*	Less than 1%
(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respects to securities.

(2)

Consists of: (i) 2,718,226 shares owned by Aisling Capital IV, LP, whose general partner is Aisling Capital Partners IV, LP, of which Mr. Elms is a member and shares voting and dispositive power. Mr. Elms disclaims beneficial ownership in these shares except to the extent of his pecuniary interest therein; (ii) 35,250 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (iii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(3)

Consists of: (i) 109,011 shares of common stock; (ii) 337,464 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 3,185 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(4)

Consists of: (i) 281,250 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 36,563 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(5)

Consists of: (i) 796 shares of common stock; (ii) 113,305 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 4,688 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(6)

Consists of: (i) 238 shares of common stock; (ii) 113,305 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 238 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 4,688 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(7)

Consists of: (i) 10,000 shares of common stock; (ii) 40,020 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (iii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(8)

Consists of: (i) 1,096 shares of common stock; (ii) 39,685 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(9)

Consists of: (i) 39,670 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(10)

Consists of: (i) 30,104 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; and (ii) 7,500 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

(11)

Consists of: (i) 2,839,367 shares of common stock; (ii) 1,092,657 shares of common stock issuable upon exercise of outstanding options exercisable within 60 days of April 15, 2021; (iii) 5,015 shares of common stock issuable upon exercise of outstanding warrants; and (iv) 95,627 shares of common stock underlying unvested restricted stock units which will vest within 60 days of April 15, 2021.

VOTING MATTERS

If you have already voted by proxy card or via the internet or by telephone, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Information regarding how to vote your shares and how to change votes already cast is available in the Proxy Statement under the caption “How to Vote.”

By order of the Board of Directors

/s/ Steven Lo
Steven Lo
President and Chief Executive Officer May 25, 2021